Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

SinoCoking Coal and Coke Chemical Industries, Inc.

We consent to the incorporation in the post-effective amendment no. 2 of this Registration Statement (“Registration Statement”) on Form S-1 of our report dated September 28, 2010 on our audits of the consolidated financial statements of SinoCoking Coal and Coke Chemical Industries, Inc and Subsidiaries as of June 30, 2010 and 2009 and for the years ended June 30, 2010 and 2009. We also consent to the reference in the Registration Statement to our firm under the caption “Experts”.

/s/ Frazer Frost, LLP

Brea, California

October 4, 2011